FREE WRITING PROSPECTUS Dated March 17, 2026	Filed Pursuant to Rule 433 Registration No. 333-289150 Registration No. 333-289150-01 Registration No. 333-289150-02

**PRICING DETAILS** World Omni $1.143BN+ Prime Auto Lease ABS WOLS 2026-A

Joint Lead Bookrunners: Wells Fargo Securities (Str), BofA Securities, MUFG, and TD Securities

Co-Managers: Comerica Securities, PNC Capital Markets LLC, Siebert Williams Shank

-Anticipated Capital Structure-

CL	SIZE($MM)	WAL**	S&P/FITCH	P.WIN	E.FNL	L.FNL	BENCH	SPREAD	YLD%	CPN%	$PRICE
A-1	143.000	0.17	A-1+/F1+	01-05	08/2026	03/2027	I-CRV	+ 14	3.833	3.833	100.00000
A-2a	275.000	1.06	AAA/AAA	05-22	01/2028	12/2028	I-CRV	+ 43	4.060	4.02	99.99382
A-2b	138.970	1.06	AAA/AAA	05-22	01/2028	12/2028	SOFR30A	+ 43			100.00000
A-3	413.970	2.17	AAA/AAA	22-30	09/2028	05/2029	I-CRV	+ 51	4.181	4.14	99.98969
A-4	65.000	2.49	AAA/AAA	30-31	10/2028	04/2030	I-CRV	+ 60	4.272	4.23	99.98958
B	63.170	2.58	AA/AA	31-32	11/2028	04/2030	I-CRV	+ 80	4.472	4.43	99.99797
C	44.210	2.65	A/A	32-33	12/2028	09/2031	I-CRV	RETAINED

** 75% PPC to Maturity

Orders placed prior to announcement will receive preferential treatment on allocation

-Transaction Details-

* Offered Size	:	$1,143,320,000 (no grow)
* BBG Ticker	:	WOLS 2026-A
* Offering Format	:	SEC Registered (Public)
* Pxg Speed	:	75% PPC to Maturity
* Exp. Ratings	:	S&P, Fitch
* ERISA Eligible	:	Yes
* Exp. Settle	:	March 25, 2026
* First Pay Date	:	April 15, 2026
* Min Denoms	:	$1k x $1k
* B&D	:	Wells Fargo Securities

-Available Materials-

* Preliminary Prospectus	:	Attached
* Free Writing Prospectus	:	Attached
* Intex CDI	:	Attached
* Intex Deal Name	:	wswolt2026a | Password : Y3J3
* DealRoadshow	:	https://dealroadshow.com | Password : WOLS2026A (Case Sensitive)
* DealRoadshow Direct Link	:	https://dealroadshow.com/e/WOLS2026A

If this communication relates to an offering of US registered securities (i) a registration statement has been filed with the SEC, (ii) before investing you should read the filed documents, and (iii) you may obtain these documents from your sales representative, by calling 1-800-645-3751 or visiting www.sec.gov. If this communication relates to a securities offering exempt from US registration, you should contact your sales representative for the complete disclosure package. For information regarding Wells Fargo, see https://www.wellsfargo.com/com/disclaimer/ged5. In Asia, see: https://www.wellsfargo.com/com/disclaimer/ap4. This communication will be retained and may be monitored.